                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               ZAPATA CORPORATION
                (Name of Registrant as Specified In Its Charter)

   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[X] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration No.:

  3) Filing Party:

  4) Date Filed:
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                   [LOGO OF ZAPATA CORPORATION APPEARS HERE]

                       SUPPLEMENT DATED NOVEMBER 30, 1995
                   TO PROXY STATEMENT DATED NOVEMBER 13, 1995

  GENERAL. The following information supplements the Proxy Statement dated November 13, 1995 (the "Proxy Statement") of Zapata Corporation, a Delaware corporation (the "Company"), relating to the meeting of the stockholders of the Company scheduled to be held on December 15, 1995 at 10:00 a.m., local time, at the Omni Hotel, 4 Riverway, Houston, Texas 77056. Certain terms that are not defined in this Supplement are used as defined in the Proxy Statement. This Supplement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about November 30, 1995.

  RECEIPT OF LETTER FROM FORMER DIRECTOR OF THE COMPANY. On November 17, 1995, the Company received a letter dated November 16, 1995 (the "Resignation Letter") from Peter M. Holt, a director of the Company, containing Mr. Holt's resignation from the Board of Directors of the Company and from all of his management and board positions with affiliates of the Company. The Resignation Letter stated that Mr. Holt was resigning because of a disagreement with the Company on matters relating to the Company's operations, policies and practices. Mr. Holt requested that his resignation, his disagreement with the Company and the Resignation Letter be disclosed in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"). The Company made such filing with the SEC on November 21, 1995 and with the NYSE on November 22, 1995.

  The Resignation Letter describes Mr. Holt's disagreement with the Company as a disagreement regarding (i) the characterization of certain matters in the Proxy Statement and (ii) the Company's implementation of a new strategic plan involving repositioning the Company in the food packaging, food and food service equipment and supply (collectively, "food services") business and exiting the energy business.

  With regard to the Proxy Statement, the Resignation Letter asserts that there are certain statements contained in the Proxy Statement that need to be corrected in order for the disclosures therein to not be misleading. Specifically, the Resignation Letter asserts that (i) Zapata's new strategic plan to enter the food services business was not adopted by the Company's Board of Directors until September 20, 1995, at the earliest, and yet the Proxy Statement states that the strategy has been in development since late 1994 and early 1995; (ii) Zapata has already identified its acquisition candidates for expansion into the food services industry to be funded with the proceeds from the sale of Energy Industries and that the failure to so state in the proxy materials is misleading; and (iii) Zapata has failed to advise its stockholders of what is meant by the words "new strategy" and "acquisitions in the food service industry" in that, to the knowledge of Mr. Holt, the only acquisitions that have been seriously considered by the Company in furtherance of its new strategy, utilizing the proceeds to be received by the Company in the Energy Industries transaction, are acquisitions from Malcolm I. Glazer, the Chairman of the Board of Zapata, and his affiliates. With respect to the last assertion, the Resignation Letter refers to the formation of a special committee of certain disinterested members of the Company's Board of Directors (the "Special Committee") on September 20, 1995 for the purpose of considering the possible investments in Houlihan's Restaurant Group, Inc. ("Houlihan's") and Specialty Equipment Companies, Inc. ("Speciality"). Malcolm Glazer or his affiliates beneficially own substantial interests in those companies.

  The Company believes Mr. Holt's description of his disagreement with Zapata contained in the Resignation Letter is both inaccurate and incomplete. Mr. Holt's letter asserts that the Company's new strategy of departing the energy industry and entering the food services industry was not presented to the Board of Directors for a vote until the special meeting of the Company's Board of Directors held on September 20, 1995. The Company notes, however, that at a meeting of the Board of Directors held on May 5, 1995, the Board of Directors, with Mr. Holt participating, approved the engagement of Schroder Wertheim & Co. Incorporated ("Schroder Wertheim"), an investment banking firm, as the Company's financial advisor in connection with the sale of the Company's primary energy-related assets, Energy Industries and Cimarron Gas Holding Company, and the authorization of appropriate officers of the Company to negotiate terms and conditions of the sale of these businesses with viable bidders. At the same May 5, 1995 meeting, Mr. Holt participated in a discussion by the directors of the possibility that the Company might purchase stock of Envirodyne Industries, Inc. ("Envirodyne") (including the stock of Envirodyne held by an affiliate of Malcolm Glazer), and at a meeting of the Board of Directors held on May 30, 1995, the Board of Directors, with Mr. Holt participating, decided to form a special committee of the Board of Directors to consider the acquisition of common stock of Envirodyne from the Malcolm I. Glazer Trust. At the May 30, 1995 meeting of the Board of Directors, Avram A. Glazer (the Company's President and Chief Executive Officer) made a presentation to the Board of a plan to reposition the Company into the food services industry, including references to potential acquisition candidates. Mr. Holt participated in this discussion, from which there emerged a consensus among the Board members to pursue the redirection of the Company's business into the food services industry, and Mr. Holt voiced no objection to the proposed redirection. The new direction of the Company was also discussed at length at the Company's Annual Meeting of Stockholders held on July 27, 1995, at which Mr. Holt was present. Mr. Holt did not attend the September 20, 1995 meeting at which the final form of the asset purchase agreement for the sale of Energy Industries was presented for approval by the Board.

  In addition, the Company also notes that Mr. Holt and another party submitted a non-binding indication of interest to acquire Energy Industries that was sent on June 8, 1995 to the Company's financial advisor, Schroder Wertheim. That proposal was not pursued by the Company because it would have involved terms substantially less favorable to the Company and its stockholders than the Weatherford Enterra proposal. A portion of the offered consideration for such proposal in which Mr. Holt participated was the common stock of the Company owned by Mr. Holt and his affiliates, which the proposal would have valued at a premium over the market price of the common stock.

  To the knowledge of the Company, Mr. Holt has not, prior to receipt of the Resignation Letter, informed any member of the Board of Directors or executive officer of the Company that he objected to the Company's proposed exit from the energy business and redirection of its business into the food services industry. The Company believes that Mr. Holt's suggestions of inaccuracies in the Proxy Statement regarding the timing of specific board action to approve various matters related to the proposed repositioning are, at most, technical objections, and that the disclosure in the Proxy Statement in this regard is correct in all material respects. In response to Mr. Holt's letter, however, the Company is supplementing the Proxy Statement with this Supplement in order to avoid controversy over certain of the matters raised by Mr. Holt.

  The Company also disagrees with Mr. Holt's assertion that the statements contained in the Proxy Statement regarding the used of proceeds of the Energy Industries Sale are misleading. The statements in the Proxy Statement regarding the use of proceeds are (i) that the Company intends to use the net proceeds of the Energy Industries sale for general corporate purposes, which may include repayment of debt, and for future acquisitions which are expected to be in the food services industry and (ii) that the Company does not have any current plans or proposals to use the proceeds of the Energy Industries Sale for specific acquisitions or joint ventures. The Company continues to believe that these statements are accurate. In this connection, Mr. Holt's letter refers to an agenda item for the September 20, 1995 meeting of the Company's Board of Directors (which, as noted above, Mr. Holt failed to attend) referring to the creation of a special committee for the purpose of investigating the legal and financial considerations of one or more merger or acquisition transactions involving the Company and Houlihan's and Specialty. Malcolm Glazer and members of his family beneficially own approximately 73% and 45% of the outstanding common stock of Houlihan's and

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

Specialty, respectively, and Malcolm Glazer, Avram Glazer and other members of their family serve as directors of both of those companies. The Special Committee was charged with recommending to the Board of Directors what further steps should be taken by the Company in connection with its consideration of any such transactions. To date, the Special Committee has not issued any recommendations with respect to its consideration of possible transactions involving either Houlihan's or Specialty. The Company has considered these two companies, along with other companies (for which a special committee was not deemed necessary because of the fact that no interested director transaction was involved), as potential acquisition candidates in the food services industry. Houlihan's and Specialty were included as potential merger targets in the presentation made by Avram Glazer to the Company's Board of Directors at its May 30, 1995 meeting (in which, as noted above, Mr. Holt participated). Consideration of potential business combination transactions with these companies is at a preliminary stage. Although the Company believes that identification of either of these two potential acquisition candidates was not required and could be considered premature, and that the disclosures regarding the use of proceeds in the Proxy Statement were and are accurate, in view of Mr. Holt's letter, the Company is supplementing the Proxy Statement with this Supplement in order to avoid controversy over certain of the matters raised by Mr. Holt.

  LITIGATION INSTITUTED BY HOLT AFFILIATES. Together with the Resignation Letter, the Company received a copy of a petition filed in the 148th Judicial District Court of Nueces County, Texas by Mr. Holt and certain of his affiliates who sold their interests in Energy Industries to the Company in November 1993 (collectively, with Mr. Holt, the "Holt Affiliates"). The petition lists the Company, Malcolm Glazer and Avram Glazer as defendants and alleges several causes of action based on alleged misrepresentations on the part of the Company and the other defendants concerning the Company's intent to follow a long-term development strategy focusing its efforts on the natural gas services business. The petition did not allege a breach of any provision of the purchase agreement pursuant to which the Company acquired Energy Industries from the Holt Affiliates, but alleged that various representatives of Zapata and Malcolm Glazer made representations to Mr. Holt regarding Zapata's intention to continue in the natural gas services industry. Among the remedies sought by the petition are the following requests: (i) the Company's repurchase of the approximately 2.8 million shares of Zapata common stock owned by the Holt Affiliates for $15.6 million, an amount that represents a premium of approximately $4.7 million, or more than 40%, over the market value of such number of shares based on the closing price of Zapata's common stock on November 16, 1995; (ii) the disgorgement to the Holt Affiliates of Zapata's profit to be made on its sale of Energy Industries; or (iii) money damages based on the alleged lower value of the Company's common stock had the alleged misrepresentations not been made. The Company believes that the petition and the allegations made therein are without merit and intends to defend the case vigorously.

  RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS. A meeting of the Company's Board of Directors was held on November 21, 1995 to discuss the Resignation Letter and the litigation instituted by the Holt Affiliates. At such meeting, the Resignation Letter, the litigation and related matters were discussed and the Board reaffirmed its recommendation that the stockholders approve the Energy Industries Sale transaction. The Board authorized the appropriate officers of the Company to file the Current Report on Form 8-K referred to above with the SEC and the New York Stock Exchange. The Board also authorized the mailing of this Supplement to stockholders of the Company. THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT THE STOCKHOLDERS VOTE FOR THE ENERGY INDUSTRIES SALE PROPOSAL.

  NEW PROXY CARD. The Company has enclosed herewith a new proxy card for the Special Meeting pursuant to which, a stockholder may, if he or she desires, revoke any previous proxy given in connection with the Special Meeting. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it in the enclosed envelope, or to the Secretary of the Company, in each case, prior to the vote at the Special Meeting, by giving written notice of revocation to the Secretary prior to the vote at the Special Meeting or by appearing in person at the Special Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, Attention: Joseph L. von Rosenberg III, Corporate Secretary. The Company's executive offices are located at 1717 S. James Place, Suite 550, Houston, Texas 77056.

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

  CHANGES TO THE PROXY STATEMENT. The sections set forth below replace the sections of the Proxy Statement captioned: "Background of the Energy Industries Sale Proposal--General" (pages 3-4 of the Proxy Statement) and "Recommendation of the Company's Board of Directors" (pages 9-10 of the Proxy Statement).

BACKGROUND OF THE ENERGY INDUSTRIES SALE PROPOSAL

  General. The Company is a Delaware corporation which was organized in 1954 and which historically has operated within the energy industry. The Company was previously engaged in the operation of offshore drilling rigs, marine service and supply vessels and oil and gas operations. All of these operations have been divested in the last few years, with the exception of the Company's remaining interest in a Bolivian oil and gas operation.

  In fiscal 1993, the Company began to narrow the focus of its operations to the natural gas services market. In connection with that strategy, the Company acquired Cimarron Gas Holding Company ("Cimarron") in November 1992. Cimarron is engaged in the business of gathering and processing natural gas and its constituent products, as well as marketing and trading natural gas liquids. In September 1993, Cimarron purchased additional gathering and processing assets and expanded its operations through the acquisition of Stellar Energy Corporation and three affiliated companies. In November 1993, the Company acquired the natural gas compression business of Energy Industries. Energy Industries is engaged in the business of renting, fabricating, selling, installing and servicing natural gas compressor packages. Energy Industries operates one of the ten largest rental fleets of natural gas compressor packages in the United States. See "--Business of Energy Industries."

  In late 1994 and early 1995, members of senior management of the Company began to develop a strategic plan for the Company which involves repositioning the Company in the food packaging, food and food service equipment and supply (collectively, "food services") businesses and exiting the energy business in which the Company has historically operated. The strategic plan that was developed called for the divestiture of the Company's remaining energy operations, consisting primarily of Energy Industries, Cimarron and the Company's remaining domestic oil and gas assets, and the acquisition of, or joint ventures with, selected companies in the food services industry. In connection with the development of such strategic plan, certain members of senior management and certain members of the Board of Directors reviewed various publicly available materials regarding the food services industry, including information on overall market size, susceptibility of the industry to consolidation, general revenue and earnings history and trends and other relevant information. As a result of such evaluations and informal exchanges of information, a consensus developed among such senior management and Board members that the food services industry might provide better opportunities to increase the earnings and revenues of the Company as compared to the businesses in which the Company had historically operated. The Company publicly announced its decision to exit the energy business in April 1995. Members of senior management and Board members continued to evaluate information of the food services industry and, at a meeting held in May 1995, there emerged a consensus among the members of the Board of Directors to pursue the redirection of the Company's business into the food services industry.

  In March 1995, the Company executed an agreement to sell its marine protein operations to an investor group. However, that agreement was terminated in April 1995 due to the investor group's failure to obtain sufficient financing.

  In April 1995, the Company engaged Schroder Wertheim as its financial advisor to assist in the potential divestiture of Energy Industries and Cimarron. In selecting Schroder Wertheim, the Board of Directors took into account Schroder Wertheim's expertise, reputation and familiarity with the natural gas industry. The Board of Directors had also engaged Schroder Wertheim in connection with the Envirodyne transaction described below. Schroder Wertheim, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated

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underwritings, private placements and valuations for estate, corporate and other purposes. In connection with the Energy Industries divestiture, Schroder Wertheim initiated contacts with a significant number of prospective purchasers which are described below under "--The Energy Industries Sale Proposal."

  A meeting of the Company's Board of Directors was held on May 5, 1995 to review and discuss the status of the sale of Energy Industries and Cimarron. At that meeting, the Board ratified the engagement of Schroder Wertheim and authorized officers of the Company to negotiate terms and conditions of sale with viable bidders for each of Energy Industries and Cimarron, subject to approval by the Board of Directors. The authorized officers were the Chairman of the Board, the President, the General Counsel and the Chief Financial Officer of the Company. These officers were selected based on their positions and history with the Company and their collective operational, legal and financial expertise. Schroder Wertheim was also granted authority to negotiate terms on behalf of the Company, and participated in negotiations in consultation with the President, General Counsel and Chief Financial Officer of the Company, subject to final approval by the Board of Directors.

  In June 1995, the Company sold a portion of its natural gas reserves in the Gulf of Mexico. In August 1995, the Company sold its remaining domestic oil and gas operations, including its interests in five offshore federal leases in the Gulf of Mexico.

  In August 1995, the Company purchased 31% of the common stock of Envirodyne Industries, Inc. ("Envirodyne") for $18.8 million from a trust controlled by Malcolm I. Glazer, Chairman of the Board of the Company and, through his beneficial ownership of a trust, a major stockholder of the Company. Mr. Glazer is also a director of Envirodyne. Such shares represented all of Mr. Glazer's beneficial interest in Envirodyne. The Company paid the purchase price by issuing a subordinated promissory note in a principal amount of $18.8 million, bearing interest at the prime rate and maturing in August 1997, subject to prepayment at the Company's option. This transaction was approved by a special committee composed of outside members of the Company's Board of Directors, and Schroder Wertheim provided a fairness opinion to the Board of Directors regarding the fairness, from a financial point of view, of the transaction. The Company has since prepaid approximately $15.6 million of principal on the promissory note. Envirodyne is a major supplier of food packaging products and food service supplies and is a leading worldwide producer of cellulosic casings used in the preparation and packaging of processed meat products. It is the world's second largest producer of heat shrinkable plastic bags and specialty films for packaging and preserving fresh and processed meat products, poultry and cheeses. Envirodyne is also a leading domestic producer of disposable plastic cutlery, drinking straws, custom dining kits and related products. In addition, Envirodyne is a leading domestic producer of thermo-formed and injection-molded plastic containers and horticultural trays and inserts. The Company may continue to evaluate the acquisition of additional shares of Envirodyne common stock or proposing a merger with, or acquisition of, Envirodyne in the future, although the Company currently has no plans or proposals to do so.

  On August 11, 1995, a purported derivative lawsuit was filed in a case styled Harwin v. Glazer, et al., in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint names the Company and each of its directors as defendants and generally alleges that the Company's directors engaged in conduct constituting breach of fiduciary duty and waste of the Company's assets in connection with the Company's investment in Envirodyne. The complaint alleges, among other things, that the purchase of the Envirodyne common stock from Malcolm Glazer's affiliate was a wrongful expenditure of the Company's funds and was designed to permit Malcolm Glazer to obtain substantial personal financial advantages to the detriment of the Company. The complaint seeks relief including, among other things, rescission of the Company's purchase of the shares of Envirodyne common stock from the trust controlled by Malcolm Glazer, voiding of the election of Robert V. Leffler, Jr. and W. George Loar (both of whom were elected at the Company's Annual Meeting of Stockholders held on July 27, 1995) and an award of unspecified compensatory damages and expenses, including attorneys' fees. The complaint alleges, among other things, that Messrs. Leffler and Loar (both of whom served on the special committee) lack independence from

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Malcolm Glazer because, in the case of Mr. Loar, he was employed by a corporation indirectly controlled by Malcolm Glazer until his retirement (which occurred more than five years ago), and in the case of Mr. Leffler, that he has served as a paid consultant to Malcolm Glazer. The Company believes that the complaint and allegations contained therein are without merit and intends to defend the case vigorously.

                                    * * * *

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ENERGY INDUSTRIES SALE PROPOSAL.

  As discussed previously under "-- Background of the Energy Industries Sale Proposal", the Board of Directors determined that the Energy Industries Sale Proposal was expedient and fair to, and in the best interests of, the Company and its stockholders. In making this determination, the following factors were considered and evaluated:

    (i) The Board's consideration that the focus of the Company's business strategy had shifted from the energy business toward the food processing business. The Board therefore elected to begin the exit of the energy business through the sale of Energy Industries and the other energy related operations discussed under "Background of the Energy Industries Sale Proposal";

    (ii) The Board's review of presentations from, and discussions of the terms and conditions of the Energy Industries Sale Proposal with, senior executive officers of the Company and Energy Industries;

    (iii) The Board's consideration of, among other things, information with respect to the financial condition, results of operations and business of the Company and Energy Industries, on both a historical and a prospective basis;

    (iv) The fact that five other offers to purchase Energy Industries were received by the Company and that those offers were inferior to the Weatherford Enterra offer with respect to price and other material terms; and

    (v) The Board's consideration of Schroder Wertheim's oral opinion, which was to be subsequently confirmed in writing, as to the fairness to the Company from a financial point of view, of the consideration to be received by the Company pursuant to the Weatherford Enterra offer. In connection with its evaluation of this factor, the Board was aware of the fact that Schroder Wertheim did not assume any responsibility for independently verifying the information that it reviewed in connection with the rendering of its opinion and that Schroder Wertheim assumed the accuracy and completeness of all information made available or obtained by it. However, the Board believed that reliance by Schroder Wertheim was reasonable and was consistent with the Company's management's understanding of such information which related to the Company and Energy Industries, based on management's historical familiarity and day-to-day utilization of such information.

  The Board did not assign relative weights to the factors discussed above.

  In light of the Company's overall strategic plan of exiting the energy services business, the Board did not consider other alternatives to the sale of Energy Industries, such as its continuing operation, growth of Energy Industries through potential acquisitions, or strategic alliances or joint ventures of Energy Industries with other third parties.

  The Energy Industries Sale is a major step in the Company's transition from an energy company to a food services company. The Company intends to use the net proceeds from the Energy Industries Sale for general corporate purposes, which may include repayment of debt, and for future acquisitions or joint ventures that are expected to be in the food services industry. While the Company is actively seeking

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

acquisition and joint venture opportunities, there can be no assurances that the Company will succeed in consummating any such opportunities or that acquisitions or joint ventures, if consummated, will be successful. The Company does not have any current plans or proposals to use the proceeds of the Energy Industries Sale for specific acquisitions or joint ventures. The Board of Directors has established the Special Committee for the purpose of investigating the legal and financial considerations of one or more merger or acquisition transactions involving the Company and Houlihan's Restaurant Group, Inc. ("Houlihan's") and Specialty Equipment Companies, Inc. ("Speciality"). Malcolm Glazer and members of his family beneficially own approximately 73% and 45% of the outstanding common stock of Houlihan's and Specialty, respectively, and Malcolm Glazer, Avram Glazer and other members of their family serve as directors of both of those companies. The Special Committee was charged with recommending to the Board of Directors what further steps should be taken by the Company in connection with the above considerations. To date, the Special Committee has not issued any recommendations with respect to its consideration of possible transactions involving either Houlihan's or Specialty. The Company has considered these two companies, along with other companies (for which a special committee was not deemed necessary because of the fact that no interested director transaction was involved), as potential acquisition candidates in the food services industry. Houlihan's and Specialty were included as potential merger targets in the presentation made by Avram Glazer to the Company's Board of Directors at its May 30, 1995 meeting. Consideration of potential business combination transactions with these companies is at a preliminary stage.

  Other than the seeking of proposed acquisitions and joint ventures as described above and the Company's consideration of possible future transactions involving Envirodyne as described under "Background of the Energy Industries Sale Proposal--General", the Company currently has no plans or developments to advance its internal or external expansion in the food services industry. In addition, while the Company currently intends to focus on the food services industry, the Company may effect acquisitions in other industries if the Board determines that it is in the interests of the Company and stockholders to do so. While the Board of Directors believes that the consummation of the Energy Industry Sales Proposal is expedient and fair to, and in the best interests of, the Company and its stockholders, there can be no assurance that the Energy Industries Sale, or the Company's entry into the food services business, will result in an improvement in the Company's results of operations or financial condition.

                                       7